Exhibit 16.1
February 7, 2011
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549
Ladies and Gentlemen:
We have read the comments made regarding us in Item 4.01 of Form 8-K of Fentura Financial Corporation, Inc., dated February 4, 2011 and filed February 10, 2011, as contained in the first and second paragraphs of Item 4.01, and are in agreement with those statements.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
Grand Rapids, Michigan

cc:	Douglas Rotman Audit Committee Chairman Fentura Financial, Inc.